Kos Pharmaceuticals, Inc.
                       1001 Brickell Bay Drive, 25th Floor
                                 Miami, FL 33131
                                 (305) 577-3464



                                                 March 15, 2001


     To Our Shareholders:

     On behalf of the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the JW Marriott Hotel, 1111 Brickell Avenue, Miami, Florida on Thursday, April 19, 2001, at 10:30 a.m., local time. A Notice of the Annual Meeting, form of proxy, and a Proxy Statement containing information about the matters to be acted on at the Annual Meeting are enclosed.

     We urge you to attend the Annual Meeting. It is an excellent opportunity for the Company's management to discuss the Company's progress with you in person.

     It is important that your shares be represented at the Annual Meeting, whether in person or by proxy. To facilitate your participation in the Annual Meeting, regardless of whether you plan to attend in person, please complete, sign, date, and promptly return the enclosed proxy. If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person, even if you have previously returned your form of proxy, by following the procedures set forth in the Proxy Statement.

     We look forward to seeing you on April 19.

                                                 Yours truly,


                                                 /s/ Daniel M. Bell

                                                 Daniel M. Bell
                                                 President and
                                                 Chief Executive Officer

                            Kos Pharmaceuticals, Inc.
                       1001 Brickell Bay Drive, 25th Floor
                              Miami, Florida 33131

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     To be held on Thursday, April 19, 2001

                               ------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of Kos Pharmaceuticals, Inc. (the "Company") will be held at the JW Marriott Hotel, 1111 Brickell Avenue, Miami, Florida on Thursday, April 19, 2001, at 10:30 a.m., for the following purposes:

     1. To elect eight directors of the Company to serve until the 2002 Annual Meeting of Shareholders;

     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on March 1, 2001, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. ALL SHAREHOLDERS ALSO ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           /S/ DANIEL M. BELL

                                           DANIEL M. BELL
                                           President and Chief Executive Officer


Miami, Florida
March 15, 2001

                            Kos Pharmaceuticals, Inc.
                       1001 Brickell Bay Drive, 25th Floor
                              Miami, Florida 33131


                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 19, 2001

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                     TIME, DATE, AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kos Pharmaceuticals, Inc. (the "Company") of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m., on Thursday, April 19, 2001, at the JW Marriott Hotel, Miami, Florida, and at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting.

     The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 22, 2001. Shareholders should review the information provided herein in conjunction with the Company's Annual Report to Shareholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and its telephone number is (305) 577-3464.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the Company's shareholders will consider and act upon the following matters:

     1. To elect eight directors of the Company to serve until the 2002 Annual Meeting of Shareholders;

     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below, and (b) in favor of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on March 1, 2001, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 19,964,812 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposals to elect directors of the Company to serve until the 2002 Annual Meeting of Shareholders, to ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001, and for any other matter that may be submitted to a vote of the shareholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Meeting before adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the Meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the Meeting, and the validity and effect of proxies, and shall receive, count, and tabulate ballots and votes, and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares that are not represented at the Annual Meeting, either in person or by proxy, will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of February 23, 2001, by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) the Company's Named Executive Officers (as defined below); and (iii) all directors and executive officers of the Company as a group. The calculation of the percentage of outstanding shares is based on 19,963,062 shares outstanding on February 23, 2001. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                                                 Amount of Beneficial Ownership
                                                                                         of Common Stock
                                                                            ------------------------------------------
                                                                               Total Shares               Percentage
Name of Beneficial Owner                                                    Beneficially Owned            Outstanding
------------------------                                                    ------------------            -----------
Michael Jaharis(1).......................................................       21,870,869                     67.2%
Daniel M. Bell(2)........................................................          718,596                      3.5%
Robert E. Baldini(3).....................................................          214,655                      1.1%
David J. Bova(4).........................................................          201,559                      1.0%
Frederick A. Sexton(5)...................................................           73,563                        *
John Brademas, Ph.D.(6)..................................................           51,000                        *
Steven Jaharis, M.D.(7)..................................................          126,423                        *
Louis C. Lasagna, M.D.(6)................................................           51,000                        *
Mark Novitch, M.D.(8)....................................................           53,000                        *
Frederick B. Whittemore(6)...............................................           51,000                        *
All Executive Officers and Directors
 as a group (10 persons)(9)..............................................       23,411,665                     69.9%
5% Shareholders:
Capital Group International, Inc. and
Capital Guardian Trust Company(10).......................................        1,258,000                      6.3%
11100 Santa Monica Blvd.
Los Angeles, CA 90025
DuPont Pharmaceuticals Company...........................................        1,250,000                      6.3%
974 Centre Road
Wilmington, DE 19807

--------------------------
*  Less than 1 percent
(1) Includes 717,501 shares that Mr. Jaharis owns jointly with his wife, 7,610,000 shares held by Kos Holdings, Inc., and 960,069 shares held by Kos Investments, Inc. Mr. Jaharis is the controlling shareholder of both Kos Holdings, Inc. and Kos Investments, Inc. It also includes 10,183,299 shares which may be issued upon the conversion into Common Stock of borrowings outstanding as of December 31, 2000, under the Company's $50,000,000 Supplemental Credit Facility with Mr. Jaharis and non-detachable warrants to purchase 2,400,000 shares of Common Stock at $5.00 per share pursuant to the Company's Standby Facility with Mr. Jaharis.
(2) Includes 387,500 shares of Common Stock that may be purchased by Mr. Bell pursuant to options that are currently exercisable. Does not include any shares of Common Stock owned by Kos Holdings, Inc. or Kos Investments, Inc., in which Mr. Bell has an indirect ownership of less than ten percent interest through Kos Investments, Inc.
(3) Includes 212,500 shares of Common Stock that may be purchased by Mr. Baldini pursuant to options that are currently exercisable.
(4) Includes 26,250 shares of Common Stock that may be purchased by Mr. Bova pursuant to options that are currently exercisable.
(5) Includes 72,167 shares of Common Stock that may be purchased by Mr. Sexton pursuant to options that are currently exercisable. Also includes 172 shares of Common Stock owned by Mr. Sexton's wife, with respect to which Mr. Sexton disclaims beneficial ownership.
(6) Consists of shares of Common Stock that may be purchased pursuant to options that are currently exercisable.
(7) Includes 54,000 shares of Common Stock that may be purchased by Dr. Jaharis pursuant to options that are currently exercisable. Does not include any shares of Common Stock owned by Kos Holdings, Inc. or Kos Investments, Inc. in which Dr. Jaharis has an indirect ownership interest through Kos Investments, Inc. of less than ten percent.
(8) Includes 51,000 shares of Common Stock that may be purchased by Dr. Novitch pursuant to options that are currently exercisable.
(9) Includes 956,417 shares of Common Stock issuable upon exercise of options that are currently exercisable, 10,183,299 shares which may be issued upon the conversion into Common Stock of borrowings outstanding as of December 31, 2000, under the Company's $50,000,000 Supplemental Credit Facility with Mr. Jaharis and non-detachable warrants to purchase up to 2,400,000 shares of Common Stock at $5.00 per share pursuant to the Company's Standby Facility with Mr. Jaharis.
(10) As reported in the most recent Schedule 13G filed by Capital Group International, Inc. and Capital Guardian Trust Company ("Capital Group"). As noted in its most recently filed Schedule 13G, Capital Group does not have sole voting power over the Company's Common Stock that may be beneficially owned by Capital Group, and Capital Group has disclaimed beneficial ownership of all such shares.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors are to be elected to hold office until the 2002 Annual Meeting of Shareholders and until their successors have been elected and qualified. The eight nominees for election as directors are Michael Jaharis, Daniel M. Bell, Robert E. Baldini, John Brademas, Steven Jaharis, Louis C. Lasagna, Mark Novitch, and Frederick B. Whittemore. Each nominee is currently a member of the Board of Directors. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of the nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

Recommendation

     The Board of Directors recommends a vote "FOR" each of the nominees as directors to serve until the Company's 2002 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

2000 Directors            Age     Position With The Company
--------------            ---     -------------------------
Michael Jaharis            72     Chairman of the Board
Daniel M. Bell             58     President and Chief Executive Officer
Robert E. Baldini          70     Vice Chairman of the Board and Chief Sales and
                                     Marketing Officer
John Brademas, Ph.D.       74     Director(1)
Steven Jaharis, M.D.       41     Director(1)(2)
Louis C. Lasagna, M.D.     78     Director(1)
Mark Novitch, M.D.         68     Director(2)
Frederick B. Whittemore    70     Director(1)(2)
--------------------------------------------------------------------------------

(1) Member of Audit Committee
(2) Member of Compensation and Stock Option Committee

     Michael Jaharis, a founder of the Company, funded the operations of the Company since its inception and until the Company's Initial Public Offering of its Common Stock ("IPO") and has served since its inception as Chairman of the Board. (Mr. Jaharis currently provides the Company with credit facilities totaling $130 million). In this position, Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions. From 1972 until its acquisition by Schering-Plough Corporation ("Schering-Plough") in 1986, Mr. Jaharis served as the President and Chief Executive Officer of Key Pharmaceuticals, Inc. ("Key Pharmaceuticals"). Mr. Jaharis also serves as Chairman of Kos Investments, Inc. and Kos Holdings, Inc., as Trustee of Tufts University, and as Chairman of the Board of Overseers of Tufts University School of Medicine.

     Daniel M. Bell, a founder of the Company, has served as a Director and as the President and Chief Executive Officer of the Company since its inception. Mr. Bell also serves as a director of Kos Investments, Inc. and Kos Holdings, Inc. and as a director of two private companies in which Kos Investments, Inc. or Michael Jaharis is the largest shareholder. From 1983 to 1986, Mr. Bell was employed by Key Pharmaceuticals and was serving as its Executive Vice President and Chief Operating Officer at the time of its acquisition by Schering-Plough in June 1986.

     Robert E. Baldini has served as Vice Chairman of the Board since July 1996, as a senior marketing consultant to the Company since April 1996, and as the Company's Chief Sales and Marketing Officer since February 1998. In these positions, Mr. Baldini serves as an executive officer of the Company. In addition to performing services for the Company, Mr. Baldini serves as a director of Ascent Pediatrics, Inc. Mr. Baldini served Key Pharmaceuticals from 1982 to 1986 as Senior Vice President of Sales and Marketing. Following its acquisition by Schering-Plough, he continued with the Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President.

     John Brademas, Ph.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Brademas has been President Emeritus of New York University since 1992. Prior to 1992, he was President of New York University for eleven years and was the U.S. Representative in Congress for Indiana's Third District for twenty-two years. Dr. Brademas serves as a director of Oxford University Press-USA and Loews Corporation. He is a former Chairman of the Federal Reserve Bank of New York and a former director of the New York Stock Exchange.

     Steven Jaharis, M.D. has served as a Director of the Company since its inception. Dr. Jaharis has been a practicing physician since 1990 and currently serves as a family practitioner at Evanston Northwestern Healthcare. Dr. Jaharis serves on the Board of Overseers of Tufts University School of Medicine. Dr. Jaharis is the son of Michael Jaharis.

     Louis C. Lasagna, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Lasagna has served as the Dean of the Sackler School of Graduate Biomedical Sciences at Tufts University since 1984. Dr. Lasagna serves on the scientific advisory board of Data Edge, Inc., Advance Biofactures Corp., P&J Brands, Inc., and serves as a consultant to Whitehall Laboratories, a subsidiary of American Home Products Corporation, and to Servier Amerique Company.

     Mark Novitch, M.D. has served as a Director of the Company since the completion of the Company's IPO. Dr. Novitch served as Professor of Health Care Sciences at George Washington University from 1994 to 1997 and presently serves as Adjunct Professor. Dr. Novitch was with The Upjohn Company from 1985 to 1993, last serving as Vice Chairman. From 1971 to 1985, Dr. Novitch was with the FDA, serving as Deputy Commissioner from 1981 to 1985. Dr. Novitch serves as a director of Alteon, Inc., Guidant Corporation, Neurogen Corporation, and Calypte Biomedical, Inc.

     Frederick B. Whittemore has served as a Director of the Company since the completion of the Company's IPO. Mr. Whittemore has been with Morgan Stanley Dean Witter since 1958 and presently serves as Advisory Director. Mr. Whittemore also serves as a director of Chesapeake Energy Corporation, PartnerRe Holdings, Ltd., Maxcor Financial Group, Inc., Sunlife of New York, and Southern Pacific Petroleum N.L.

Other 2000 Executive Officers

Name                      Age    Position With The Company
----                      ---    -------------------------
David J. Bova              55    Senior Vice President, Research and Development
Frederick A. Sexton        41    Vice President, Technical Operations
------

     David J. Bova, a founder of the Company, has directed the Company's product development efforts since inception and now serves as Senior Vice President, Research and Development. Prior to the founding of Kos, Mr. Bova was at Key Pharmaceuticals from 1981 until its acquisition by Schering-Plough; he continued with Schering-Plough until the founding of Kos in 1988. At Key Pharmaceuticals, he last served as Director of Product Development. Prior to 1981, Mr. Bova was employed by the USV pharmaceutical operation of Revlon Healthcare.

     Frederick A. Sexton joined the Company in January 1996 and serves as Vice President, Technical Operations. Prior to joining the Company, Mr. Sexton was employed by Boehringer Ingelheim Pharmaceuticals from 1984 through 1995 in various production and quality assurance positions involving solid-dose and aerosol products. Prior to 1984, Mr. Sexton was employed by Ayerst Laboratories in research and production positions.

                   THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the year ending December 31, 2000, the Board of Directors held five meetings. During such year, all directors attended at least 75 percent of the meetings of the Company's Board of Directors and committees of which they were a member. In addition to attending meetings, directors discharge their responsibilities through review of Company reports to directors and correspondence and telephone conferences with the Company's executive officers, key employees, and others regarding matters of interest to the Company.

Audit Committee

     The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent certified public accountants, the scope of other services provided by the Company's independent certified public accountants, proposed changes in the Company's financial accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent certified public accountants. During the year ending December 31, 2000, the Audit Committee held one regularly scheduled meeting. Dr. Brademas, Dr. Jaharis, Dr. Lasagna, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Audit Committee.

Audit Committee Report(1)

     The Audit Committee of the Company is comprised of four independent directors, as defined by the Nasdaq Stock Market listing requirements, and operates under a written charter adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2000 with management and with the independent auditors, including matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended.

     The Audit Committee has reviewed the independent auditors' fees for audit and non-audit services for fiscal year 2000. The Audit Committee considered whether such non-audit services are compatible with maintaining independent auditor independence. Such fees were $78,000 for audit services and $62,950 for all other services.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and has discussed with the independent auditors their independence.

     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, to be filed with Securities and Exchange Commission.

     The foregoing has been furnished by the Audit Committee:

                         John Brademas
                         Steven Jaharis
                         Louis C. Lasagna
                         Frederick B. Whittemore

(1)THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

Compensation and Stock Option Committee

     The Compensation and Stock Option Committee is responsible for administering the Company's executive compensation, including base salaries, bonuses and awards of stock options. During the year ending December 31, 2000, the Compensation and Stock Option Committee held one meeting. Dr. Jaharis, Dr. Novitch and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation and Stock Option Committee.

Compensation of Directors

     Each non-employee director of the Company is entitled to receive a fee of $2,000 for attendance at each meeting of the Board of Directors. In addition, each non-employee director is entitled to receive $1,000 for attendance at each meeting of a committee of the Board of Directors. All directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

     Each outside director of the Company is granted an option to purchase 15,000 shares of Common Stock upon election to the Board, receives options to purchase 20,000 shares effective on each director's anniversary date and 5,000 shares effective on the date of the Company's Annual Shareholders' Meeting.

     Michael Jaharis has elected not to receive fees or stock options in connection with his serving as Chairman of the Board. Although Mr. Jaharis has been actively involved in the development of the Company's business strategy and in critical implementation decisions, he has never been paid compensation by the Company for acting in such capacity. The Company, however, leases an automobile for Mr. Jaharis' use.

Compensation of Independent Certified Public Accountants

     During the year ended December 31, 2000, the Company retained its independent certified public accountants, Arthur Andersen LLP, to provide services in the following categories and amounts:

         Category                                             Fees
         --------                                             ----
         Financial statement audit and review services     $  78,000
         Tax compliance and consulting services               55,450
         Benefit Plan audit                                    7,500
                                                           ----------
             Total                                         $ 140,950
                                                           ==========

Certain Relationships and Related-Party Transactions

     On July 1, 1998, the Company entered into a $30-million credit facility (the "Credit Facility") with Michael Jaharis, the Company's Chairman and its principal shareholder. On June 9, 2000, in order to reduce interest costs, the Company utilized the proceeds of a $20-million equity contribution from DuPont Pharmaceuticals Company to pay-off borrowings made under the Credit Facility. In connection with this loan repayment, Mr. Jaharis agreed to continue to make available to the Company the full original borrowing capacity of the Credit Facility, provided that future Company borrowings from Mr. Jaharis be first made from the existing borrowing capacity of Mr. Jaharis' other credit lines with Kos. All other terms of the Credit Facility remain in full force and effect. Borrowings under the Credit Facility, which totaled $10 million at December 31, 2000, bear interest at the prime rate (9.5% as of December 31, 2000), and are due December 31, 2002.

     On September 1, 1999, the Company formally agreed to the terms of an additional $50-million funding arrangement initially committed to by Mr. Jaharis on October 7, 1998 (the "Supplemental Credit Facility"). Borrowings under the Supplemental Credit Facility totaled $50 million as of December 31, 2000, bear interest at the prime rate, are convertible (at $4.91 per share) into shares of the Company's Common Stock, and will be due December 31, 2003.

     On December 21, 1999, Mr. Jaharis agreed to extend another $50 million loan to the Company (the "Standby Facility"). Borrowings made under the Standby Facility totaled $12 million as of December 31, 2000, are due June 30, 2005, and are also subject to most of the terms and conditions of borrowings made under the Supplemental Credit Facility. Borrowings made under the Standby Facility are not, however, convertible into shares of the Company's Common Stock. In lieu of a conversion feature, the Company granted to Mr. Jaharis non-detachable warrants to purchase up to 6,000,000 shares of the Company's Common Stock at $5.00 per share, which approximates the market value of the Company's Common Stock on the effective date of the Standby Facility. The warrants are exercisable at any time until June 30, 2006.

     The Company recorded $6,560,000 of interest expense for the year ended December 31, 2000, related to its credit facilities with Mr. Jaharis.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such reporting persons are required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on a review of the copies of such reports the Company received, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2000, all officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for a Form 4 by Steven Jaharis, reporting three transactions, which was inadvertently filed late.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation earned for the fiscal years ended December 31, 2000, 1999 and 1998, by the Company's Chief Executive Officer and the three other highest paid executive officers of the Company during 2000 (collectively the "Named Executive Officers").

Summary Compensation Table

                                                                             Long-Term Compensation
                                                                    -------------------------------------
                                     Annual Compensation                     Awards              Payouts
                             -------------------------------------  --------------------------  ---------
                                                        Other       Restricted   Securities
                                                        Annual        Stock      Underlying       LTIP      All Other
Name and                     Salary      Bonus       Compensation   Award(s)    Options/SARs    Payouts   Compensation
Principal Position   Year      ($)        ($)            ($)           ($)          (#)           ($)        ($)(1)
------------------  -------  -------- -------------  -------------  ---------- --------------- --------- --------------
Daniel M. Bell       2000    350,000    250,000(2)        -             -         150,000           -         21,656(4)
President and CEO    1999    350,000    150,000(3)        -             -          75,000(3)        -         21,276(4)
                     1998    345,800    150,000(5)        -             -          25,000(5)        -         20,487(4)

Robert E. Baldini    2000    200,000     75,000(6)     100,000(7)       -          50,000           -            -
Vice-Chairman of     1999    200,000     75,000(3)     100,000(7)       -         100,000(3)        -            -
 Board of Directors  1998    217,000       -            66,000(7)       -          25,000(5)        -            -

David J. Bova        2000    250,000       -           551,000(8)       -          25,000           -          3,102
Senior V. P.,        1999    249,200       -           336,000(8)       -          25,000(3)        -          3,228
 Research and        1998    238,300     10,000(5)     130,400(8)       -          25,000(9)        -          1,264
 Development


Frederick A. Sexton  2000    224,200     60,000(6)         -            -          30,000           -          1,170
Vice President,      1999    213,800     40,000(3)         -            -          25,000(3)        -          1,457
 Technical Ops.      1998    197,500     40,000(5)         -            -          25,000(9)        -            433

-----------
(1)  Consists of life insurance premiums, unless otherwise stated.
(2) Includes $200,000 awarded by the Company's Board of Directors on January 31, 2001.
(3)  Awarded by the Company's Board of Directors on February 7, 2000.
(4) Consists of life insurance premiums and automobile lease expenses of $11,900, $11,100, and $12,140 for 2000, 1999, and 1998, respectively, for
     Mr. Bell.
(5)  Awarded by the Company's Board of Directors on February 18, 1999.
(6)  Awarded by the Company's Board of Directors on January 31, 2001.
(7)  Represents consulting fees paid to Mr. Baldini.
(8) Consists of a royalty, based on net sales of the Company's Niaspan(R) product, payable to Mr. Bova under his 1992 employment agreement.
(9) Includes 5,000 options awarded by the Company's Board of Directors on February 18, 1999.

Option Grants in Last Fiscal Year

     The following table sets forth options to the Named Executive Officers granted during the year ended December 31, 2000:

                                                                                                   Potential Realizable
                                                   Individual Grants                                 Value at Assumed
                             ---------------------------------------------------------------          Annual Rate of
                                                  % of Total Options Base Price                 Stock Price Appreciation
                             Number of Securities     Granted to     Exercise or                    for Option Term(1)
                             Underlying Options       Employees      Base Price   Expiration ---------------------------------
Name                           Granted (#)(1)       in Fiscal Year   ($/share)       Date     0%($)       5%($)        10%($)
----                         ------------------ -------------------- ------------ ---------- ------  ------------ ------------
Daniel M. Bell............           75,000              4%            $12.97       2/3/10      -       $611,757    $1,550,313
                                    100,000              5%             16.38       6/25/10     -      1,030,129     2,610,550
                                     50,000              3%             19.88      10/16/10     -        625,121     1,584,180
Robert E. Baldini.........          100,000              5%             12.97       2/3/10      -        815,676     2,067,084
                                     50,000              3%             19.88      10/16/10     -        625,121     1,584,180
David J. Bova.............           25,000              1%             12.97       2/3/10      -        203,919       516,771
                                     25,000              1%             19.88      10/16/10     -        312,561       792,090
Frederick A. Sexton.......           25,000              1%             12.97       2/3/10      -        203,919       516,771
                                     30,000              2%             19.88      10/16/10     -        375,073       950,508

-----------
(1) Stock option grants vest at 25% per year on each anniversary of the date of grant.

Aggregated Option Exercises In Last Fiscal Year And Year-End Option Values

     The following table provides information about the number of aggregated option exercises during the last fiscal year and value of options held by the Named Executive Officers at December 31, 2000:

                 Aggregated Option Exercises in Last Fiscal Year
                           and Year-End Option Values

                                                                    Number of Securities
                                                                   Underlying Unexercised       Value of Unexercised
                                        Shares                           Options at             In-the-Money Options
                                      Acquired on     Value           Fiscal Year-End        at Fiscal Year-End ($)(1)
                                       Exercise      Realized    --------------------------- ---------------------------
Name                                      (#)          ($)       Exercisable Unexercisable   Exercisable   Unexercisable
----                                  ------------ ------------- ----------- --------------- ------------- -------------
Daniel M. Bell.....................         -             -        343,750       281,250       $5,424,156     $938,719
Robert E. Baldini..................       25,000        299,372    181,250       168,750        1,933,594      688,156
David J. Bova......................       90,000      1,237,063     16,250        68,750          172,819      318,881
Frederick A. Sexton................        5,333         69,329     58,417        81,250          589,643      367,369

-----------
(1) The option value is based on the difference between the fair market value of the shares on December 31, 2000, which was $17.63 per share, and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option.

Ten-year Option Repricings

     There were no option repricings for Named Executive Officers during the year ended December 31, 2000.

401(k) Plan

     The Company's Internal Revenue Code Section 401(k) Plan, known as the Kos Savings Plan, became effective on January 1, 1994. Each full-time employee who has completed at least 90 days of service with the Company and has attained age 21 is eligible to make pre-tax elective deferral contributions each year not exceeding the lesser of a specified statutory amount or 15% of the employee's compensation for the year. The Company matches employee contributions to the Kos Savings Plan. The Company's matching contribution to the Kos Savings Plan is made in the form of previously unissued Common Stock. The Company matches employee contributions up to 50% of an employee's 401(k) contribution, and not to exceed 3% of such employee's compensation or $5,000 per employee for any given year. An employee is always 100% vested in the employee's elective deferral contributions to the Kos Savings Plan and is vested up to 100% in the Company matching contribution portion of such plan at 25% per year of employment.

Employee Stock Purchase Plan

     Eligible Company employees may participate in the Kos Pharmaceuticals, Inc. 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, an eligible employee may purchase Common Stock at a 15% discount by contributing to the Stock Purchase Plan, through payroll deductions, up to 10% of such employee's annual compensation. Each employee's total contributions are limited to $25,000 per year. Employee payroll deductions are accumulated for six-month periods at the end of which shares of the Company's Common Stock are purchased under the Stock Purchase Plan. All employees of the Company with at least 90 days of continuous service at the beginning of each six-month offering period are eligible to participate in that offering period. The Company has reserved 1,000,000 shares of Common Stock for future purchase by employees under the Stock Purchase Plan.

Employment Agreements

     The Company entered into an employment agreement with Daniel M. Bell dated as of July 1, 1996. Under the agreement, Mr. Bell serves as President and Chief Executive Officer of the Company for a term expiring on June 30, 2002, unless earlier terminated for cause, upon the death or disability of Mr. Bell, or, at the election of Mr. Bell, upon a change in control of the Company. In the event that Mr. Bell is terminated without cause or upon a change in control of the Company, Mr. Bell is entitled to receive as severance compensation his base salary, bonus compensation, and annual stock options until the later to occur of the date thirty-six months after such termination and June 30, 2002. The agreement provides that Mr. Bell's base annual compensation, currently at $400,000, is subject to an annual increase in an amount to be determined by the Board of Directors. Under the agreement, Mr. Bell also receives an annual bonus and an annual stock option grant in amounts to be determined by the Board of Directors based upon Mr. Bell's and the Company's performance. The agreement also provides that the Company will provide Mr. Bell with the use of an automobile. Mr. Bell is prohibited from competing with the Company during the term of the agreement and for two years after termination thereof.

     David J. Bova entered into an employment agreement with the Company in 1992. The employment agreement expired on December 31, 1997. Pursuant to the employment agreement, however, the Company has continuing obligations to Mr. Bova. The agreement provides that Mr. Bova receive royalties in an amount equal to one percent of the net sales of the Company's Niaspan(R) product and its single-tablet Niaspan/lovastatin combination product (the "Combination Product") through December 31, 2003, up to an aggregate cap of $4,000,000. The agreement provides that, under certain circumstances, the royalty amount may be reduced to 0.5% of net sales. The agreement also provides that under certain circumstances, the Company's obligation to pay royalties may cease upon Mr. Bova's termination with the Company. The Company recorded $551,000 of royalty expense for the year ended December 31, 2000, under this agreement with Mr. Bova. This agreement prohibits Mr. Bova from competing with the Company for a period of two years after the end of the term of the agreement. Mr. Bova continues to be employed by the Company, although not pursuant to an employment agreement.

Compensation Committee Interlocks and Insider Participation

     All decisions regarding compensation of the Company's executive officers are subject to the authority of the Compensation and Stock Option Committee. Dr. Jaharis, Dr. Novitch, and Mr. Whittemore, each of whom is a non-employee director of the Company, constitute the Compensation and Stock Option Committee.

Board Compensation Committee Report on Executive Compensation

     The Compensation and Stock Option Committee is responsible for determining compensation levels, including bonuses, for the officers of the Company other than executive officers, awarding stock options to such officers, and for recommending to the Board of Directors the cash and equity compensation of the Company's executive officers.

     In determining the compensation of the Company's executive officers, the Compensation and Stock Option Committee takes into account all factors that it considers relevant, including business conditions in general and the Company's performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation so that such executive's interests are aligned with the interests of the shareholders of the Company. The Compensation and Stock Option Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to shareholders in the success of the Company. The compensation program for executive officers consists of grants of stock options, in addition to base salaries and bonuses.

     The Company has entered into an employment agreement dated as of July 1, 1996, with Mr. Bell, the Company's President and Chief Executive Officer. As President and Chief Executive Officer, Mr. Bell's bonus and stock option compensation is directly related to corporate performance. The factors that the Compensation and Stock Option Committee considered in determining Mr. Bell's base and bonus compensation and annual stock option award for the 2000 fiscal year were as follows: Mr. Bell is a co-founder of the Company and has been primarily responsible, since its inception, for managing the Company in its effort to continue the commercialization of the Company's first product, Niaspan, and for its effort to complete the development of the Combination Product. The Compensation and Stock Option Committee believes that the Company, in large part due to Mr. Bell's efforts, achieved several accomplishments in 2000. The Company generated a 213% increase in the price of its Common Stock during the year, completed the copromotion arrangement with DuPont Pharmaceuticals Company for the Combination Product, submitted the new drug application with the U.S. Food and Drug Administration for the Combination Product ahead of schedule and only 32 months after commencing the Combination Product's development, limited the Company's aggregate losses below projected levels, beat the loss-per-share projections of financial analysts and had several other accomplishments.


       Frederick B. Whittemore, Chairman
       Steven Jaharis, M.D.
       Mark Novitch, M.D.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock during the years ended December 31, 2000, 1999, 1998, and 1997 (from March 7, 1997), with the cumulative total shareholder return of companies comprising the Nasdaq Stock Market (U.S.) Index and the total shareholder return of a peer group of companies comprising the Nasdaq Pharmaceutical Index, which includes pharmaceutical companies traded on the Nasdaq Stock Market. The Company will provide shareholders, upon request, with a list of the companies included in the Nasdaq Pharmaceutical Index. The graph assumes an initial investment of $100 and reinvestment of all dividends.


                               [GRAPHIC OMITTED]




                 Comparison of 46-Month Cumulative Total Returns
--------------------------------------------------------------------------------
                                                           Year Ended
                                                          December 31,
                                            Base   -----------------------------
Company/Index                               Date*   1997    1998   1999   2000
-------------                             -------- ------- ------ ------ -------
Kos Pharmaceuticals, Inc.                   $100    $103    $39    $38    $118
Nasdaq Stock Market (U.S.) Index             100     121    170    308     190
Nasdaq Pharmaceutical Index                  100      95    121    225     277

------------
* Reflects $100 invested on March 7, 1997, in Kos stock and $100 invested on February 28, 1997, in each index, including reinvestment of dividends.

                                   PROPOSAL 2:

      RATIFY THE APPOINTMENT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC
                                  ACCOUNTANTS

     The firm of Arthur Andersen LLP, certified public accountants, served as the Company's independent certified public accountants for the year ended December 31, 2000. Arthur Andersen LLP has advised the Company that the firm does not have any direct or indirect financial interest in the Company or its subsidiary, nor has such firm had any such interest in connection with the Company or its subsidiary during the past year, other than in its capacity as the Company's independent certified public accountants. The Board of Directors has appointed Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001. Although the Board is not required to do so, it is submitting its selection of the Company's independent certified public accountants for ratification at the Annual Meeting in order to ascertain the views of its shareholders. The Board will not be bound by the vote of the shareholders; however, if the selection is not ratified, the Board would reconsider its selection. Representatives of Arthur Andersen LLP may be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Recommendation

     The Board of Directors recommends that the Company's shareholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

                                  ANNUAL REPORT

     The Company's 2000 Annual Report to Shareholders, including financial statements for the year ended December 31, 2000, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of such report are available upon request. To obtain such additional copies, please contact the Company's Investor Relations Department at (305) 523-3620.

                              SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company's Proxy Statement and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement for action at the 2002 Annual Meeting of Shareholders must comply with the Company's Bylaws and the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must have been mailed to the Company at its offices at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, Attention: Secretary, and must be received by the Company before November 15, 2001.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters to come before the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters.

                                                                      APPENDIX A


                            Kos Pharmaceuticals, Inc.

                             AUDIT COMMITTEE CHARTER

         The Board of Directors shall appoint the Audit Committee composed of members of the Board of Directors, which shall have the authority described below.

I.       COMPOSITION

The membership of the Audit Committee shall consist of at least two (2) independent members of the Board of Directors who shall serve at the Board's pleasure. Audit Committee members and the Audit Committee chairman shall be designated annually by the Board of Directors.

II.      MEETINGS

The Audit Committee shall meet at any time and from time to time, when and as determined in its discretion. The Committee may ask members of management or others to attend any meeting and provide pertinent information as necessary. The Committee shall report to the Board at least annually as to the state of the Company's system of financial controls and the work of the independent accountants engaged by the Company. Moreover, the Committee shall decide what reports of its meetings, actions and recommendations are to be made to the Board of Directors, and shall make such reports.

III.     AUTHORITY

Except as restricted by law, the Company's Articles of Incorporation or its Bylaws, the Audit Committee shall have and may exercise all authority that is vested in the Board of Directors with respect to the Company's financial reporting, internal operating controls and auditing, including, without limitation, the authority to:

A. Recommend to the Board of Directors the independent accountant to be nominated, approve the compensation of the independent accountant, and if in the Committee's judgment the independent accountant should be discharged, recommend and approve the discharge of the independent accountant.

B. Oversee the external audit coverage, including engagement letters, estimated fees, timing of accountant's visits, coordination with internal auditing, monitoring of audit results, review of the independent accountant's performance and review of any nonaudit services performed by the independent accountant.

C. Review with management and the independent accountant at the completion of the annual examination:

     o The Company's annual financial statements, footnotes and the independent accountant's audit of the financial statements and his or her report thereon.

     o Any significant reporting or operational issues affecting the financial statements that were discussed during the accounting period and, if so, how they were resolved.

     o Any significant changes that were required in the independent accountant's audit plan.

     o    Management representations given to the independent accountant.

     o Any serious difficulties or disputes with management encountered during the course of the audit.

     o Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

     o    Management's discussion and analysis section of the annual report.

D. Take any action the full Board of Directors might take with respect to reports requiring approval by the Board of Directors before submission to the SEC or other government agencies.

E. Take any action the full Board of Directors might take with respect to the Company's accounting policies and policy decisions.

F. Take any action the full Board of Directors might take with respect to reports from management, the independent accountant and the internal auditor assessing the impact of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board or the SEC or any other significant developments that may have an impact on matters within the scope of the Board of Directors or Audit Committee's authority.

G. Review and act upon corporate policies relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct or fraud.



H. Meet with the Company's legal counsel to discuss legal and regulatory matters that may have a significant impact on the Company, including those that may affect its financial reporting, auditing procedures, compliance policies and programs, and discuss any other matters which counsel and the Audit Committee deem relevant.

I. Review current and pending litigation or regulatory proceedings bearing on corporate governance in which the Company is a party.

J. Review in-house policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

K. Review internal information and reporting systems to ensure that senior management and the Board review timely and accurate information that is sufficient to enable officers and directors to reach informed judgments concerning the Company's business performance and its compliance with laws, regulations, and corporate ethics policies.

L. Meet with the independent accountant and management in separate executive sessions to discuss any corporate governance matters that the Audit Committee or any of these groups believe should be discussed privately with the Audit Committee.

M.   Receive assurance of the independence of the independent accountant.

N. Direct special investigations into significant matters brought to the Committee's attention within the scope of its authority.

O. Review the Audit Committee's charter and propose to the Board any recommended changes.

The Audit Committee shall have unrestricted access to Company personnel and documents and will be given the resources necessary to operate under this charter. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the scope of this charter. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it.

IV.      ACTIONS OF THE AUDIT COMMITTEE

A majority of the Audit Committee shall constitute a quorum, and the action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Audit Committee.

V.       RULES AND REGULATIONS

The Audit Committee may establish and adopt for itself any rules and regulations it deems appropriate.

                            KOS PHARMACEUTICALS, INC.

                 Annual Meeting of Shareholders, April 19, 2001
                 Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Michael Jaharis and Daniel M. Bell, as Proxies, win full power to act without the other and each with power of substitution, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Kos Pharmaceuticals, Inc. (the "Company") held of record by the undersigned at the close of business on March 1, 2001, at the Annual Meeting of Shareholders to be held on April 19, 2001, or any adjournment thereof.

     This proxy is solicited on behalf of the Board of Directors for use at the 2001 Annual Meeting of the Company's shareholders.

                         (To Be Signed on Reverse Side.)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            KOS PHARMACEUTICALS, INC.

                                 APRIL 19, 2001

                Please Detach and Mail in the Envelope Provided

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                                                  WITHHOLD
                           FOR                   AUTHORITY
                      all nominees       to vote for all nominees         NOMINEES:
                     listed at right          listed at right             1. Michael Jaharis          [ ]
PROPOSAL 1:                                                               2. Daniel M. Bell           [ ]
  ELECTION OF              [ ]                       [ ]                  3. Robert E. Baldini        [ ]
  DIRECTORS                                                               4. John Brademas, Ph.D.     [ ]
                                                                          5. Steven Jaharis, M.D.     [ ]
                                                                          6. Louis C. Lasagna, M.D.   [ ]
                                                                          7. Mark Novitch, M.D.       [ ]
                                                                          8. Frederick B. Whittemore  [ ]

PROPOSAL 2: RATIFY THE APPOINTMENT OF ARTHUR            FOR    AGAINST   ABSTAIN
  ANDERSEN LLP AS INDEPENDENT AUDITORS.                 [ ]      [ ]       [ ]

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Board of Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

                   Please check here if you expect to attend       [ ]
                   the Annual Meeting of Shareholders.

SIGNATURES: _______________________ ________________________ Date: _____________
NOTE: Please sign exactly as name or names appear on stock certificate (as indicated hereon). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, sign the full company name by a duly authorized officer.